Exhibit 4.2

EXECUTION COPY

Dated 11 April 2014

TIANQUAN MO

and

THE SEVERAL PERSONS NAMED IN PART A SCHEDULE 2

and

SOUFUN HOLDINGS LIMITED

REGISTRATION RIGHTS AGREEMENT

IN RELATION TO

SOUFUN HOLDINGS LIMITED

TABLE OF CONTENTS

Page
1. Interpretation	1
2. Registration Rights	2
3. Duration and termination	5
4. Whole agreement and remedies	6
5. General	6
6. Notices	9
7. Settlement of Disputes	11
8. Governing law and submission to jurisdiction	13
9. Authority to deliver	13
10. Guarantee by Controllers	14
Schedule 1 Definitions and Interpretation	1
Schedule 2 Other Parties	1
Schedule 3 Deed of Adherence	1

REGISTRATION RIGHTS AGREEMENT

This Agreement is made on 11 April 2014 between:

(1)	Tianquan Mo, of F9M, Building 5, Zone 4, Hanwei International Plaza, No. 186 South 4th Ring Road, Fengtai District, Beijing 100070, China (“Vincent Mo”);

(2)	The several persons named in Part A of Schedule 2; and

(3)	SouFun Holdings Limited, whose registered office is at Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies (the “Company”).

Recitals:

(A)	The Company believes that in order to effect an orderly distribution of the Shares held by the Persons listed on Part A of Schedule 2 and Vincent Mo, the Company is providing such persons with rights to provide for the registration of the Shares held by them on the terms and conditions set out herein.

(B)	The Parties have agreed to enter into this Agreement with respect to such registration rights on the terms and conditions set out herein.

It is agreed as follows:

1.	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

In this Agreement, unless the context otherwise requires, the capitalised terms used in this Agreement shall have the meanings ascribed to them in Part A of Schedule 1.

1.2	Interpretation

In this Agreement, unless the context otherwise requires, the rules of interpretation set out in Part B of Schedule 1 shall apply.

2.	Registration Rights

2.1.1	Applicability of Rights

The Shareholders shall be entitled to the following rights with respect to sales of the Company’s American Depositary Receipts (“ADRs”) representing the Company’s Class A ordinary shares on the New York Stock Exchange or any subsequent exchange on which the Company’s ADRs or Class A or Class B ordinary shares are listed.

2.1.2	Definitions

For purposes of this Clause 2.1.2:

(i)	The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(ii)	The term “Registrable Securities” shall mean the Class A and Class B ordinary shares of the Company held by the Shareholders.

(iii)	The term “Holder” shall mean any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities.

(iv)	The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Clause 2, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, and reasonable fees and disbursements of counsel for the Holders.

(v)	The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Clause 2.

2.2	Piggyback Registrations

2.2.1	Registration. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (i) by the Company for its own account (other than a registration statement on Form F-4, S-4 or S-8 or any successor thereto) or (ii) for the account of any shareholder of the Company (including without limitation an Initiating Holder or pursuant to Section 3 of the Existing RRA or a Shareholder pursuant to Clause 2.3 of this Agreement, but excluding for the account of an F-3 Initiating Holder, which shall be governed exclusively by Clause 2.4 of this Agreement) (in each case, an “Incidental Registration”), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

2.2.2	Underwriting. If a registration statement under which the Company gives notice under Clause 2.2.1 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Clause 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, in the case of an offering by the Company for its own account or for the account of any shareholder of the Company (other than for any Initiating Holders or Shareholder in connection with a Demand Registration pursuant to Section 3 of the Existing RRA or Clause 2.3 of this Agreement or an F-3 Initiating Holder or Shareholder in connection with a F-3 Registration pursuant to Section 5 of the Existing RRA or Clause 2.4 of this Agreement), if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company (but only in the case of a Company initiated Incidental Registration), or the account of the shareholder(s) that initiated the Incidental Registration, as the case may be, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement pursuant to Section 4(a) of the Existing RRA or this Clause 2.2, on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to the Company (but only in the case of an Incidental Registration initiated by a shareholder) and to any other holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below thirty per cent. (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Clause 2.2, (i) in the case of a Demand Registration pursuant to Section 3 of the Existing RRA or Clause 2.3 of this Agreement-, to the extent that there is any cutback in the number of shares sold in such offering, such cutback shall be governed by Section 3(d) of the Existing RRA and Clause 2.3 of this Agreement and (ii) in the case of a F-3 Registration pursuant to Section 5 of the Existing RRA or Clause 2.4, to the extent that there is any cutback in the number of shares sold in such offering, such cutback shall be governed by Section 5(b) of the Existing RRA and Clause 2.4 of this Agreement. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For purposes of this Clause 2.2, for any Holder that is a partnership, corporation or limited liability company, the partners, retired partners, members and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be single Holder, and any pro rata reduction with respect to such Holder shall be based on the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.2.3	Withdrawal. The Company shall have the right to terminate or withdraw any registration initiated by it under this Clause 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3	Demand Registration.

At any time after the date of this Agreement, the Shareholders shall have the rights of Designated Holders as set forth in Section 3 of the Existing RRA, subject to the limitations applicable thereto (including those limitations expressly applicable to the General Atlantic Shareholder and the Apax Shareholders) as set forth in Section 3 of the Existing RRA, and such rights shall be enforceable by the Shareholders against the Company as if they were granted under Section 3 of the Existing RRA; provided, however, that in the event of any limitation on the number of shares to be sold by any person in an offering, the Shareholders shall have a right to include shares in such offering only after the Existing RRA Parties have included those shares they wish to register. In the event that the Shareholders exercise rights under this Clause 2.3, Sections 6, 7 and 8 of the Existing RRA shall apply as if they were provisions of this Agreement applicable to this Clause. Notwithstanding the foregoing, Section 3(c) of the Existing RRA shall be deemed to be replaced in its entirety by Clause 2.5 of this Agreement.

2.4	Form F-3 Registration.

As long as the Company is eligible to use Form F-3 (or any successor form thereto) under the Securities Act in connection with a public offering of its securities, the Shareholders shall have the rights of the General Atlantic Shareholders or the Apax Shareholders as set forth in Section 5 of the Existing RRA, subject to the limitations applicable thereto as set forth in Section 5 of the Existing RRA, and such rights shall be enforceable by the Shareholders against the Company as if they were granted under Section 5 of the Existing RRA; provided, however, that in the event of any limitation on the number of shares to be sold by any person in an offering, the Shareholders shall have a right to include shares in such offering only after the Existing RRA Parties have included those shares they wish to register. In the event that the Shareholders exercise rights under this Clause 2.4, Sections 6, 7 and 8 of the Existing RRA shall apply as if they were provisions of this Agreement applicable to this Clause. Notwithstanding the foregoing, Section 5(e) of the Existing RRA shall be deemed to be replaced in its entirety by Clause 2.5 of this Agreement.

2.5	Registration Expenses.

All Registration Expenses incurred in connection with any registration pursuant to Clauses 2.2, 2.3 and 2.4 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration hereunder shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

3.	Duration and termination

3.1	Duration

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the earlier of:

3.1.1	the Shareholders agree in writing to terminate this Agreement; and

3.1.2	termination occurs pursuant to Clause 3.2; and

3.1.3	an effective resolution is passed or a binding order is made for the winding-up of the Company other than to effect a scheme of reconstruction or amalgamation,

provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any of its provisions which are expressed to continue in force after termination.

3.2	Termination

No Holder shall be entitled to exercise any right under this Agreement after, as to any such Holder, such time at which all Registrable Securities held by such Holder can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act. This Clause 3.2 and Clauses 4, 5.2, 5.3, 5.8, 5.11, 6, 7, 8 and 9 shall survive the termination of this Agreement.

4.	Whole agreement and remedies

4.1	Whole agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

4.2	No inducement

Each of the Shareholders acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

4.3	Remedies

So far as permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

4.4	Legal advice

Each Party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 4.4, and agrees, having considered the terms of this Clause 4.4 and the Agreement as a whole, that the provisions of this Clause 4.4 are fair and reasonable.

5.	General

5.1	Warranties

Each of the Shareholders warrants to the other that, except as fairly disclosed in writing to the other prior to the execution of this Agreement:

5.1.1	it has the full power and authority to enter into and to perform its obligations under this Agreement which when executed will constitute valid and binding obligations on it in accordance with its terms; and

5.1.2	the entry and delivery of, and the performance by it of this Agreement will not result in any breach of any provision of its memorandum and articles of association or result in any claim by a third party against the other Shareholder or the Company;

5.2	Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to the termination.

5.3	Release etc.

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that Party in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

5.4	Waiver

No failure of any Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right. The Rights provided in this Agreement are cumulative and not exclusive of any other Rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

5.5	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of all of the Parties, with the prior written consent of the Existing RRA Parties.

5.6	No Assignment

5.6.1	This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns.

5.6.2	Other than in connection with a transfer of Shares by a Shareholder pursuant to this Agreement, and except as otherwise expressly provided in this Agreement, no Party may without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

5.6.3	Except as otherwise expressly provided in this Agreement, a Party may, without the consent of the other Parties, assign to a subsidiary the benefit of the whole or any part of this Agreement provided however that the assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a subsidiary of the Party concerned.

5.7	Time of the essence

Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

5.8	Further assurance

At any time after the date of this Agreement the Parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant Party execute all documents and do all acts and things as that Party may reasonably require for the purpose of giving to that Party the full benefit of all the provisions of this Agreement.

5.9	Invalidity

5.9.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

5.9.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 5.9.1, then this provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 5.9.1, not be affected.

5.10	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

5.11	Costs

Each Party shall bear all costs (other than stamp duty which shall be borne equally) incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

6.	Notices

6.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

6.1.1	in writing in English;

6.1.2	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

6.2	A Notice to Vincent Mo shall be sent to him at the following address, or any other person or address as Vincent Mo may notify to the other Parties from time to time:

Vincent Tianquan Mo

SouFun Holdings Limited

F9M, Building 5

Zone 4

Hanwei International Plaza

No. 186 South 4th Ring Road

Fengtai District

Beijing 100070

China

Fax: (+86-10) 5631 8010

6.3	A Notice to the Company shall be sent to such Party at the following address, or any other person or address as the Company may notify to the other Parties from time to time:

SouFun Holdings Limited

F9M, Building 5

Zone 4

Hanwei International Plaza

No. 186 South 4th Ring Road

Fengtai District

Beijing 100070

China

Attention: Vincent Tianquan Mo, Chairman of the Board

Fax: (86-10) 5631 8010

6.4	A Notice to a Party listed in Part A of Schedule 2 shall be sent to such Party at the following address, or such other person or address as such Party may notify to the Parties from time to time:

(i)	Next Decade Investments Limited / Media Partner Technology Limited

c/o SouFun Holdings Limited
F9M, Building 5
Zone 4
Hanwei International Plaza
No. 186 South 4th Ring Road
Fengtai District
Beijing 100070
China
Fax: (86-10) 5631 8010
Attention: Vincent Tianquan Mo

(ii)	Shan Li / Digital Link Investments Limited

[Suite 6401, Two IFC
8 Finance Street, Central
Hong Kong
Fax: (+852) 3527 7001]
Attention: Shan Li

(iii)	IDG-Accel China Capital L.P. / DG-Accel China Capital Investors L.P.

IDGVC Venture Investment Consultancy (Beijing) Co., Ltd.
Room 616, Tower A, COFCO Plaza,
8 Jianguomennei Dajie
Beijing, 100005
People’s Republic of China
Fax: (+86-10) 8512 0225
Attention: Ms Bin Li, Legal Counsel.

6.5	A Notice shall be effective upon receipt and shall be deemed to have been received:

6.5.1	at the time of delivery, if delivered by hand, registered post or courier;

6.5.2	at the time of transmission in legible form, if delivered by fax.

7.	Settlement of Disputes

7.1	Choice of Arbitration

Any dispute or difference or claim (in each case of whatsoever nature) arising out of or in connection with or relating to this Agreement (including, without limitation, any dispute as to the validity or existence of this Agreement and/or this Clause 7.1) (each a “Dispute”) shall be submitted to and resolved by arbitration by the HKIAC pursuant to its Rules including any additions made by the UNCITRAL Rules and as modified by this Agreement. The arbitral tribunal shall consist of 3 arbitrators. The arbitral proceedings shall be conducted in English. Any arbitration commenced pursuant to this Clause 7 shall have its seat in Hong Kong.

7.2	Appointing Authority

The appointing authority shall be HKIAC or any other body as the Parties may agree (the “Appointing Authority”).

7.3	Arbitral tribunal

Unless the Parties agree otherwise:

7.3.1	the Party or Parties requesting arbitration shall jointly appoint an arbitrator in its or their notice for arbitration and the Party or Parties responding to the request for arbitration shall jointly appoint an arbitrator within 30 days of the date the notice for arbitration is received by them. In default of this appointment, the relevant arbitrator(s) shall be appointed by the Appointing Authority within 10 Business Days; and

7.3.2	the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the Parties. If he is not chosen within 10 Business Days of the date of appointment of the later of the two party-appointed arbitrators to be appointed, he shall be appointed by the Appointing Authority.

7.4	Single Arbitral Proceeding

In order to facilitate the comprehensive, efficient and economical resolution of related Disputes, all Disputes between any of the parties which arise out of or in connection with this Agreement and any of the other Transaction Documents shall (so far as is reasonably practicable) be resolved by means of a single arbitral proceeding. Accordingly, where Disputes arise out of or in connection with this Agreement and any one or more of the other Transaction Documents a single arbitration may be conducted in respect of these Disputes.

7.5	Provision for Concurrent Arbitrations

If at any time two or more arbitrations are commenced and are pending in relation to Disputes which arise out of or in connection with this Agreement and any of the other Transaction Documents and it appears to the arbitral tribunal constituted in the arbitration that was initiated first in time (the “First Arbitration”) that there are issues of fact or law common to the arbitrations and that it is expedient for the Disputes to be resolved in the same proceedings, and that no party would be prejudiced materially (through undue delay or otherwise) as a result of the arbitrations being consolidated, then, upon the written request of any party to any such arbitration, that arbitral tribunal (the “Consolidating Arbitral Tribunal”) may, by procedural order, direct that the arbitration(s) to resolve any of the other Disputes shall be consolidated with the First Arbitration. If the Consolidating Arbitral Tribunal so orders, the parties to each Dispute which is a subject of the Consolidating Arbitral Tribunal’s order shall be treated as having consented to the Dispute being finally decided:

7.5.1	by the Consolidating Arbitral Tribunal; and

7.5.2	in accordance with the procedure, at the seat and in the language by which the First Arbitration is being conducted, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of this agreement, as ordered by the Consolidating Arbitral Tribunal.

7.6	Due performance

The Parties undertake:

7.6.1	to comply strictly with the time limits specified in the UNCITRAL Rules and this Agreement for the taking of any step or the performance of any act in or in connection with any arbitration; and

7.6.2	to comply with and to carry out, in full and without delay, any procedural orders (including, without limitation, any interim measures of protection ordered) or any award (interim or final) made by the arbitral tribunal.

7.7	Arbitration final and binding

7.7.1	Any arbitral award shall be final and binding upon the parties thereto and shall be enforceable in accordance with its terms. Each party irrevocably undertakes that it will execute and perform the arbitral award fully and without delay and waives any right of appeal against the award.

7.7.2	None of the Parties shall seek to commence any judicial proceeding with a view to appealing, reviewing or setting aside any arbitral award. All rights of appeal or judicial review of any arbitral award as would otherwise be exercisable by a Party are hereby excluded to the fullest extent permitted.

7.8	Enforcement of the Arbitral Award

Any arbitral award may be enforced by filing as a judgment in any court of competent jurisdiction, or by any other application or proceeding in any court, for the enforcement of the arbitral award, as the case may be.

7.9	Arbitration expenses

7.9.1	The costs of the arbitration, the arbitration fees and the liability for other expenses shall be borne by the losing party unless otherwise determined by the arbitral tribunal.

7.9.2	If it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the defaulting Party or Parties shall pay all reasonable costs and expenses and attorneys’ fees, including any cost of additional litigation or arbitration that shall be incurred by the Party seeking to enforce the award.

7.10	Continual Performance

During the period when a dispute is being resolved, the parties shall, in all respects other than the issue(s) in dispute, continue their performance of this Agreement.

8.	Governing law and submission to jurisdiction

8.1	Governing Law

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with the laws of the State of New York of the United States of America.

8.2	Submission to Jurisdiction

Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong to support and assist the arbitration process pursuant to Clause 7, including if necessary the grant of interlocutory relief pending the outcome of that process.

9.	Authority to deliver

The signature or sealing of this Agreement by or on behalf of a Party shall constitute an authority to the solicitors, or an agent or employee of the solicitors, acting for that Party in connection with this Agreement to deliver it as a deed on behalf of that Party.

10.	Guarantee by Controllers

10.1	In consideration of the other Parties entering into this Agreement, each Controller hereby undertakes to the Parties that it will guarantee, as sole or principal obligor to the Parties, the due and punctual performance by each Shareholder Controlled by that Controller of all obligations, commitments and undertakings under or pursuant to this Agreement.

10.2	Each Controller shall indemnify each other Party against all losses, liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands which any Party may suffer through or arising from any breach of the Controller of its obligations under this Agreement or incurred by that Party in the course of enforcing its rights under this Clause 10.

10.3	This guarantee is given for the benefit of the Parties and its respective successors and assigns and shall be binding on each Controller and its successors and assigns.

11.	Third Party Beneficiaries

Each of the Existing RRA Parties is a third-party beneficiary of this Agreement, with the right to enforce its priority rights under Clause 2.2, Clause 2.3 and Clause 2.4 of this Agreement and its consent rights under Clause 5.5 of this Agreement against the Company and the Shareholders, as though such Existing RRA Party were a party hereto. For avoidance of doubt, nothing contained in this Agreement shall amend or modify the rights of the Existing RRA Parties as set forth in the Existing RRA in any respect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TIANQUAN MO

/s/ Tianquan Mo

SOUFUN HOLDINGS LIMITED

By:	/s/ Tianquan Mo
Name:	TIANQUAN MO
Title:	Executive Chairman

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NEXT DECADE INVESTMENTS LIMITED

By:	/s/ Jing Cao
Name:	JING CAO
Title:	Director

MEDIA PARTNER TECHNOLOGY

By:	/s/ Jing Cao
Name:	JING CAO
Title:	Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SHAN LI

/s/ Shan Li

DIGITAL LINK INVESTMENTS LIMITED

By:	/s/ Shan Li
Name:	SHAN LI
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

IDG-ACCEL CHINA CAPITAL L.P.

By:	/s/ Chi Sing Ho
Name:	Chi Sing HO
Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL INVESTORS L.P.

By:	/s/ Chi Sing Ho
Name:	Chi Sing HO
Title:	Authorized Signatory

Schedule 1

Definitions and Interpretation

Part A — Definitions

“Apax Shareholders” shall have the meaning ascribed to such term in the Existing RRA.

“Business Day” means a day which is not a Saturday, a Sunday or a bank or public holiday in the PRC;

“Consolidating Arbitral Tribunal” shall have the meaning ascribed to it in Clause 7;

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the operations and management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controls” shall be construed accordingly. For these purposes, a Shareholder “Controlled” by a Controller shall include the Shareholder whose name is set out next to the name of that Controller in Part C of Schedule 2;

“Controllers” means any Party who Controls a Shareholder and includes the Parties listed in Part C of Schedule 2 as “Controllers” and “Controller” means any one of them;

“Deed of Adherence” means a deed in the form set out in Schedule 3;

“Demand Registration” shall have the meaning ascribed to such term in the Existing RRA.

“Designated Holder” and “Designated Holders” shall have the meanings ascribed to such terms in the Existing RRA.

“Existing RRA” means the Registration Rights Agreement dated 13 August 2010 by and among the Company and General Atlantic Mauritius Limited, Hunt 7-B Guernsey L.P. Inc., Hunt 6-A Guernsey L.P. Inc. and Hunt 7-A Guernsey L.P. Inc.

“Existing RRA Parties” means each of General Atlantic Mauritius Limited, Hunt 7-B Guernsey L.P. Inc., Hunt 6-A Guernsey L.P. Inc. and Hunt 7-A Guernsey L.P. Inc., and each of their respective successors and assigns.

“F-3 Initiating Holder” and “F-3 Initiating Holders” shall have the meanings ascribed to such terms in the Existing RRA.

“F-3 Registration” hall have the meaning ascribed to such term in the Existing RRA.

“First Arbitration” shall have the meaning ascribed to it in Clause 7;

“General Atlantic Shareholder” shall have the meaning ascribed to such term in the Existing RRA.

“HKIAC” means the Hong Kong International Arbitration Centre;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Initiating Holder” and “Initiating Holders” shall have the meanings ascribed to such terms in the Existing RRA.

“Notice” shall have the meaning ascribed to it in Clause 6;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan;

“SEC” means the United States Securities and Exchange Commission, or, in the event that the Company effects a public offering in a jurisdiction outside of the United States with an internationally recognised investment exchange, its equivalent in the jurisdiction where the Company effects such public offering of its securities;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Shareholders” mean Vincent Mo and the Parties listed in Part B of Schedule 2 and “Shareholder” means any one of them;

“Shares” mean issued ordinary shares in the Company and (1) any shares issued in exchange for those shares or by way of conversion or reclassification and (2) any shares representing or deriving from those shares as a result of an increase in, reorganisation or variation of the capital of the Company; and

“UNCITRAL Rules” means the arbitration rules of the United Nations Commission on International Trade Law adopted on 28 April 1976 as in force at the date of this Agreement and as modified by this Agreement.

Part B — Interpretation

1	Modification etc. of Statutes

References to a statute or statutory provision include:

1.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.3	any subordinate legislation made from time to time under that statute or statutory provision.

2	Singular, plural, gender and other terms

2.1	References to one gender include all genders and references to the singular include the plural and vice versa.

2.2	The words “includes” and “including” mean “includes without limitation” and “including without limitation”, respectively.

3	References to persons, companies and government authorities

References to:

3.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality);

3.2	a company shall include any company, corporation or any body corporate, wherever incorporated; and

3.3	PRC government authorities or departments include such authorities or departments at central, provincial, municipal and other levels and their successor authorities or departments.

4	Schedules etc.

References to this Agreement shall include any recitals and schedules to it and references to Clauses and Schedules are to clauses of, and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules.

5	Headings

Headings shall be ignored in interpreting this Agreement.

6	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

7	Legal Terms

References to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Delaware, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

8	Time of day

References to time of day are to Hong Kong time unless otherwise stated.

9	Winding-up

References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

Schedule 2

Other Parties

Part A — Other Parties to this Agreement

1.	Next Decade Investments Limited with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

2.	Media Partner Technology Limited with its registered office at P.O. Box 957, Offshore Incorporation Center Road Town, Tortola, British Virgin Islands;

3.	Digital Link Investments Limited with its registered office at Suite 6401, Two IFC, 8 Finance Street, Central, Hong Kong;

4.	Shan Li of Apt 3B Taggart, 109 Repulse Bay Road, Hong Kong, holder of Hong Kong resident card number P393881(A);

5.	IDG-Accel China Capital L.P.

6.	DG-Accel China Capital Investors L.P.

Part B — Shareholders

1.	Next Decade Investments Limited

2.	Media Partner Technology Limited

3.	Digital Link Investments Limited

4.	IDG-Accel China Capital L.P.

5.	DG-Accel China Capital Investors L.P.

Part C — Controllers

Shareholder Controlled by Controller	Name of Controller

Next Decade Investments Limited	Vincent Mo

Media Partner Technology Limited	Vincent Mo

Digital Link Investments Limited	Shan Li

Schedule 3

Deed of Adherence

THIS DEED OF ADHERENCE is made on [DATE] by [            ] of [    ] (the “Covenantor”)

SUPPLEMENTAL to a Shareholders’ Agreement dated [DATE] and made between Tianquan Mo, SouFun Holdings Limited (the “Company”) and others (the “Agreement”).

The Covenantor covenants as follows:

1	The Covenantor confirms that it has been supplied with and has read a copy of the Agreement and covenants with each of the persons named in the Schedule to this Deed to observe perform and be bound by all the terms of the Agreement which are capable of applying to the Covenantor and which have not been performed at the date of this Deed to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a member of the Company to be a party to the Agreement (as if named as a Shareholder under that Agreement).

2	This Deed shall be governed by and construed in accordance with Delaware law and the Covenantor hereby submits irrevocably to the non-exclusive jurisdiction of the Courts of Delaware (but accepts that this Deed may be enforced in any court of competent jurisdiction) and hereby appoints [a person resident in Delaware and reasonably acceptable to the Board of Directors of the Company] as its agent for service of all process in any proceedings in respect of the Agreement.

EXECUTED as a deed on the date written above.

Schedule

[Parties to Agreement including those who have executed earlier Deeds of

Adherence]